FLOTEK INDUSTRIES, INC.
                            7030 Empire Central Drive
                              Houston, Texas 77040


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  May 22, 2003

TO THE STOCKHOLDERS OF FLOTEK INDUSTRIES, INC.:

     At the direction of the Board of Directors of Flotek Industries, Inc. (the "Company"), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of the Company will be held at the Crowne Plaza Hotel, 12801 Northwest Freeway, Houston, Texas 77040, on May 22, 2003 at 2:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

     1. The election of seven directors to serve until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified, or until their earlier resignation or removal.

     2. Approval of the 2003 Long-Term Incentive Plan.

     3. Any other business which may be properly brought before the meeting or any adjournment thereof.

                                   By order of the Board of Directors


                                   /s/ Rosalie Melia
                                   -------------------
                                   Rosalie Melia
                                   Secretary

April 23, 2003


     YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                             FLOTEK INDUSTRIES, INC.
                            7030 Empire Central Drive
                              Houston, Texas 77040


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 22, 2003

     This Proxy Statement and the accompanying form of proxy are being sent to the stockholders of Flotek Industries, Inc. (the "Company"), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 2:00 p.m. (local time) on Thursday, May 22, 2003, at the Crowne Plaza Hotel, 12801 Northwest Freeway, Houston, Texas 77040, and at any adjournments thereof.

     The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders on or about April 23, 2003. The Annual Report of the Company for the year 2002 has been furnished to stockholders with this Proxy Statement.

     At the Meeting, stockholders will be asked (i) to consider and vote upon the election of seven nominees to serve on the Board of Directors of the Company; (ii) to consider and vote upon the adoption of the 2003 Long-Term Incentive Plan of the Company; and (iii) to consider and take action upon such other matters as may properly come before the Meeting.

                            VOTING RIGHTS AND PROXIES

     The Board of Directors has fixed the close of business on April 2, 2003, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,521,670 shares of common stock, $0.0001 par value per share ("Common Stock") of the Company, which is the Company's only authorized and outstanding class of stock entitled to vote at the Meeting.

     Holders of at least one-third of the outstanding shares of Common Stock are required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock as of the record date is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting.

     Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors.

     The affirmative vote of at least a majority of the shares represented at the Meeting is required to approve the 2003 Long-Term Incentive Plan of the Company. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the proposal.

     If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a stockholder, will be voted in accordance with such instructions.

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to its exercise. Revocation may be made by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company at the principal executive offices of the Company located at 7030 Empire Central Drive, Houston, Texas 77040 prior to exercise of the Proxy a written notice of revocation or a later-dated, properly executed proxy.

     The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, request the assistance of financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to stockholders and obtaining their proxies.

                          ITEM 1: ELECTION OF DIRECTORS

     The members of the Board of Directors serve one-year terms. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors.

     Both Messrs. Richard L. Johnson II and Roger K. Padgham voluntarily resigned as directors of the Company in December, 2002.

     Seven nominees, Jerry D. Dumas, Sr., Gary M. Pittman, Robert S. Beall, Barry E. Stewart, Dr. Glenn S. Penny, John W. Chisholm, and William R. Ziegler, are proposed to be elected to serve as directors of the Company until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier resignation or removal.

     All proxies which are timely received in proper form will be voted FOR the Board's nominees for director, unless contrary instructions are given. All nominees are presently directors of the Company. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the proxy votes which would have been cast for the nominee not serving will be cast for the substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

                         NOMINEES AND EXECUTIVE OFFICERS

         The following table provides certain information with respect to the Board nominees, and the executive officers of the Company.

                                                                    POSITION
         NAME                   AGE      POSITIONS                 HELD SINCE

         Jerry D. Dumas, Sr.    68       Chief Executive Officer      1998
                                           and Director
         Gary M. Pittman        39       Director                     1997
         Robert S. Beall        45       Director                     2001
         Barry E. Stewart       48       Director                     2001
         Glenn S. Penny         53       Chief Technical Officer
                                           and Director               2001
         John W. Chisholm       48       Director                     1999
         William R. Ziegler     61       Director                     1997
         Mark D. Kehnemund      53       Chief Financial Officer      2002

     The following is a brief description of the background and principal occupation of each Nominee and executive officer:

     JERRY D. DUMAS, SR.. - Mr. Dumas became Chairman of the Board of Directors of the Company in 1998. He has served as Chief Executive Officer of the Company since September 1998. Prior to that he was Vice President of Corporate and Executive Services with Merrill Lynch from 1988 to 1998. Mr. Dumas also served as Group Division President with Hughes Tool Company, a predecessor to Baker Hughes, Inc. from 1980 to 1984.

     GLENN S. PENNY - Dr. Penny became President, Chief Technical Officer and a Director of the Company effective with the closing of the merger (the "Merger") between Flotek Industries, Inc. and Chemical & Equipment Specialties, Inc. ("CESI") on October 31, 2001. Dr. Penny founded CESI in April 2000 and served as its President and Chief Executive Officer until the Merger. Prior to founding CESI, Dr. Penny served as President of Stim-Lab, Inc., a company specializing in independent testing of completion fluids and methods, from its founding in 1985 to April 2000. Stim-Lab, Inc. was acquired by Core Laboratories N.V., an NYSE-listed oilfield service company, in 1997.

     MARK D. KEHNEMUND - Mr. Kehnemund was appointed Chief Financial Officer of the Company in June 2002. Prior to joining Flotek, Mr. Kehnemund spent twenty-six years with Halliburton Company in various executive, financial, and administrative positions, including Controller of Halliburton Energy Services, Vice President & Controller of Halliburton Geophysical Services, and Director of Accounting for Halliburton Services. Mr. Kehnemund is a CPA.

     ROBERT S. BEALL - Mr. Beall has served as a Director of the Company since the closing of the Merger between Chemical and Equipment Specialties, Inc. and Flotek Industries, Inc. (October 2001). He is currently President of R. S. Beall Investments, Inc. He founded Beall Concrete Enterprises, Ltd. in 1980 and resigned his position as President in December 2002. In February 2000, Beall Concrete Enterprises, Ltd. became a subsidiary of publicly traded U. S. Concrete, Inc.

     JOHN W. CHISHOLM - Mr. Chisholm has served as a Director of the Company since 1999. He was formerly Chairman of and now serves as a consultant for Wellogix, Inc., a technology company which provides internet-based software applications to improve productivity and collaboration in the oil and gas industry. Mr. Chisholm co-founded ProTechnics Company and served as President of that company from 1985 to 1998. ProTechnics was acquired by Core Laboratories N.V. in 1996. After leaving Core Laboratories in 1998 as Senior Vice President of Global Sales and Marketing, Mr. Chisholm started Chisholm Energy Partners LLC to invest in mid-size energy service companies, including Wellogix, Inc. and the Company.

     GARY M. PITTMAN - Mr. Pittman has served as a Director of the Company since 1997. He is President and Chief Executive Officer of Pittman & Company, a company he founded in 1995 to provide investment and merchant banking services to private and public companies. From 1987 to 1995, Mr. Pittman was Vice President of The Energy Recovery Fund, a $180 million private equity fund focused on the energy industry. Mr. Pittman serves as Chairman of the Company's Compensation Committee.

     BARRY E. STEWART - Mr. Stewart was appointed as a Director of the Company upon the closing of the Merger. Since 2000, he has served as Chief Financial Officer of Inphact, Inc., a provider of internet-based radiology services to the health care industry. He was previously Vice President of Finance for Community Health Systems, a leading NYSE-listed hospital chain. Mr. Stewart is a CPA and serves as Chairman of the Company's Audit Committee.

     WILLIAM R. ZIEGLER - Mr. Ziegler has been a Director of the Company since 1997. He has been of counsel to the law firm of Satterlee Stephens Burke & Burke LLP since January 2001. Prior to that time he was a partner in that law firm and predecessor firms for over five years. Mr. Ziegler is a Director and Vice Chairman of Grey Wolf, Inc., a provider of contract land drilling services to the oil and gas industry, and a Director of Geokinetics, Inc., a provider of seismic acquisition and geophysical services to the oil and gas industry.

     There are no family relationships between any director or executive officer.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Company met seven times during 2002. Each director attended 75% or more of the Board of Directors and committee meetings held during the period he was a director or committee member.

     The standing committees of the Board include the Compensation Committee consisting of Messrs. Gary Pittman, Robert Beall, and William Ziegler, and the Audit Committee, comprised of Messrs. John Chisholm and Barry Stewart.

     The Compensation Committee sets compensation policy for all employees of the Company, makes recommendations to the full Board of Directors regarding executive compensation and employee stock option awards, and will administer the 2003 Long-Term Incentive Plan of the Company. The Compensation Committee met three times during the last fiscal year.

     The primary function of the Audit Committee is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, and tax compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committee also serves to: (i) act as an independent and objective party to monitor the financial reporting process and internal control system of the Company; (ii) review and appraise the audit efforts of the independent auditors; (iii) evaluate the quarterly financial performance as well as the compliance with laws and regulations of the Company; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent auditors, financial and senior management, counsel, and the Board of Directors. The Audit Committee met five times during the last fiscal year, which meetings were separate and apart from meetings of the full Board. The Board has adopted a written charter for the Audit Committee.

     The Board of Directors of the Company does not have a standing executive or nominating committee or committees performing similar functions.

     The above Committees meet as and when required, except for the Audit Committee which meets at least four times each year. Certain matters that may come before a committee may be reviewed or acted on by the Board as a whole.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company's directors and executive officers are required to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that the directors and executive officers were in compliance with the filing requirements of
Section 16(a) during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth cash and certain other compensation paid to or earned by the Chief Executive Officer and other executive officers of the Company who earned at least $100,000 in cash compensation for the years indicated. Amounts in the table include all compensation paid and stock options granted by the Company and its predecessor, CESI.

                           SUMMARY COMPENSATION TABLE

                                                                      SECURITIES
                                                                      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR         SALARY           OPTIONS         COMPENSATION

Jerry D. Dumas, Sr.....................   2002       $   137,600          84,557         $    -
  Chairman and Chief Executive Officer    2001       $    66,000          43,750         $    -
                                          2000       $     -              16,667         $    -

Glenn S. Penny.........................   2002       $    93,700           -             $    -
  President and Chief Technical Officer   2001       $   100,000           -             $    -
                                          2000       $    50,000           -             $    -

     Mr. Dumas did not receive a salary prior to May 2001. There were no bonuses paid to any Executive Officers in any of the years presented. Excludes certain personal benefits, the aggregate value of which does not exceed 10% of the annual compensation shown for each person.

                             OPTIONS GRANTS IN 2002

     The Company does not currently have a formal stock option plan. No options were granted by the Board of Directors in 2002.

                             YEAR-END OPTION VALUES

                                               NUMBER OF SHARES                      VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISABLE                 IN-THE-MONEY OPTIONS
                                       OPTIONS AT DECEMBER 31, 2002 (#)                AT YEAR-END ($)
                                       --------------------------------                ---------------
NAME                                    EXERCISABLE      UNEXERCISABLE           EXERCISABLE     UNEXERCISABLE

Jerry D. Dumas, Sr..................        84,557                -                $     -           $ -

     There were no stock options exercised by Executive Officers in 2002. There were no in-the-money unexercised options as of December 31, 2002. Exercisable options at year-end were adjusted for the stock dividend issued on July 19, 2002 to Flotek Industries, Inc. shareholders other than former CESI shareholders.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $250 for each meeting attended. There were a total of seven Board of Directors meetings in 2002.

EMPLOYMENT CONTRACTS

     Dr. Penny is covered by an employment contract which provides for minimum compensation of $100,000 per year through January 21, 2004. The contract cannot be terminated except for cause and requires continuing salary payments for the remaining term in the event of involuntary termination, including termination in connection with a change in control.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 25, 2003, information with respect to the beneficial ownership of the Company's common stock by Executive Officers and Directors and persons known by management of the Company to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company.

                                             SHARES            RIGHT TO            TOTAL          PERCENT
NAME OF BENEFICIAL OWNER                    OWNED (a)         ACQUIRE (b)         SHARES         OF CLASS
------------------------                    ---------         -----------         ------         --------

Executive Officers and Directors:

Jerry D. Dumas, Sr. (c).................      125,198            84,557          209,755            3.8%
Glenn S. Penny..........................      875,415             -              875,415           15.9%
Mark D. Kehnemund.......................        5,000             -                5,000            0.1%
Robert S. Beall.........................      493,810             -              493,810            8.9%
John W. Chisholm (d)....................      245,580            31,825          277,405            5.0%
Gary M. Pittman (e), (f)................       10,000            11,427           21,427            0.4%
William R. Ziegler......................      131,797             2,285          134,082            2.4%
Barry E. Stewart........................        9,999             -                9,999            0.2%

All directors and officers as a group...    1,896,799           130,094        2,026,893           36.7%

Other Beneficial Owners:

TOSI, L.P. (e), (f).....................      585,681             -              585,681           10.6%
  1601 Elm Street, Suite 3900
  Dallas, Texas 75201
Richard L. Johnson II (g)...............      327,030             -              327,030            5.9%

     (a) Each person has sole voting and investment power with respect to the common shares listed, except as noted below. The address for each of the Executive Officers and Directors is 7030 Empire Central Drive, Houston, Texas 77040.

     (b) Includes common shares which may be acquired within 60 days of March 25, 2003 through the exercise of stock options or warrants to acquire common shares.

     (c) Includes 105,438 common shares owned by Saxton River Corporation and 19,760 common shares owned by Hinckley Brook, Inc., both of which are controlled by Mr. Dumas.

     (d) Includes 231,692 common shares held by Chisholm Energy Partners LLC, of which Mr. Chisholm is a manager and member. Also includes 15,235 common shares held by ProTechnics II (Nevada), Inc., of which Mr. Chisholm is President.

     (e) The sole general partner of TOSI, L.P., Pitman Property Corp. and its President and controlling person, J.W. Beavers, may also be deemed to be the beneficial owners of those shares. Pitman Property Corp. has no affiliation with Mr. Gary Pittman, a Director of Flotek.

     (f) Mr. Pittman, through Pittman & Company, owns 10% of TOSI, LP. Pittman & Company has no voting nor investment rights in TOSI.

     (g) Includes 199,603 common shares held in IRA account for the benefit of Mr. Johnson and 26,116 common shares held by Mr. Johnson's wife for which Mr. Johnson shares voting and dispositive powers.

                             AUDIT COMMITTEE REPORT

     In accordance with resolutions adopted by the Board of Directors, the Audit Committee (the "Committee"), which consists entirely of directors who meet the independence and experience requirements of Nasdaq Stock Market, Inc., assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the auditors any relationships that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their management letter on internal controls.

     The Committee discussed and reviewed with the independent auditors all matters required to be discussed by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees".

     The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with the independent auditors and management, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of Weinstein Spira & Company, P.C. as independent auditors and the Board of Directors concurred with such recommendation.

                                                 AUDIT COMMITTEE

                                                 Barry E. Stewart, Chairman
                                                 John W. Chisholm, Member

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     The Company leases certain automobiles and equipment from corporations controlled by Mr. Dumas who is Chairman of the Board and Chief Executive Officer of the Company. Payments under these leases totalled approximately $52,000 and $66,000 during the years ended December 31, 2001 and December 31, 2002, respectively, and the remaining balance owed at those dates was approximately $43,000 and $5,000, respectively. The Company also owes $100,892 ($120,839 at December 31, 2001) to a corporation controlled by Mr. Dumas pursuant to loans made in 1999 and 2002. Payments on these loans totalling $71,681 were made during the year ended December 31, 2002. There were no payments on the loan in 2001. These loans bear interest at the rate of 10%.

     In December 2002, 100,000 shares of the common stock of the Company were issued by Mr. Dumas in exchange for $100,000.

     The Company from time to time utilizes the services of Satterlee Stephens Burke & Burke LLP. Mr. Ziegler, a Director of the Company is of counsel with the firm. The Company paid the firm approximately $27,000 and $2,000 for services during the years ended December 31, 2001 and December 31, 2002, respectively, and owed this firm approximately $15,000 and $40,000 on those same dates, respectively.

     In March 2002, the Company entered into a sale-leaseback transaction with Oklahoma Facilities LLC ("Facilities"). Dr. Penny is an officer and has a minority investment interest in Facilities, and is a Director of the Company and the Presdent and Chief Technical Officer of the Company. Pursuant to this transaction, Facilities assumed the capital lease obligation on one of the Company's operating facilities in the amount of $639,000 and paid the Company net cash proceeds of approximately $761,000. The transaction did not result in any significant gain or loss to the Company. The Company simultaneously entered into a lease agreement with Facilities under which it is obligated to pay average rent of $18,000 per month for a fixed term of ten years.

     On July 25, 2002, the Company borrowed $500,000 under a promissory note from Facilities. Dr. Penny has a minority investment interest in and is an officer of Facilities. The note is secured by an account receivable from the Company's major customer in Venezuela. The note requires payments of interest only for the first three months and fixed payments of $8,045 per month thereafter. The note bears interest at the rate of prime plus 4.5%. The note is due upon the collection of the account receivable, but in any event must be paid in full by August 1, 2003.

     Pursuant to an arrangement which existed at the time of the Merger, Dr. Penny is a personal guarantor on substantially all of the bank debt of the Company. Dr. Penny does not receive any compensation for his guaranty of Company indebtedness.

     Effective August 1, 2002, the Company cancelled an arrangement with Chisholm Management, Inc., originally entered into January 1, 2002, under which the Company had paid $5,000 per month for marketing and sales consulting services. Mr. Chisholm, a Director of the Company, is the President and sole owner of Chisholm Management, Inc.

     Effective December 1, 2002, the Company cancelled an arrangement with Pittman & Company, originally entered into October 15, 2001, under which the Company had paid $5,000 per month for investment banking services and consulting on mergers and acquisitions. Mr. Pittman, a Director of the Company, is the Chief Executive Officer and sole owner of Pittman & Company.

     In December 2002, 10,000 shares of common stock of the Company were issued to Mr. Pittman in exchange for $10,000.

     On January 9, 2003, the Company entered into agreements with Stimulation Instruments, Inc. to refurbish four Nitrogen Skid Units at a total sales price of $412,000 and broker the sale of these units on behalf of Stimulation
Instruments, Inc. for a commission of $5,000 per unit plus 50% of the sales proceeds in excess of $160,000 per skid. Stimulation Instruments, Inc. is owned solely by Dr. Penny.

     On January 30, 2003, the Company entered into an agreement with Stimulation Chemicals, LLC ("SCL") for the purchase of various raw materials from suppliers of the Company under deferred payment terms. Under this arrangement, SCL will procure the raw materials as ordered by the Company and grant to the Company 120 day payment terms for a 15% markup on established supplier prices up to a purchase value of $330,000. SCL invoices not paid by the Company within 120 days will bear interest at 1% per month. SCL is owned jointly by Dr. Penny and Mr. Beall, both Directors of the Company.

     On February 11, 2003, Mr. Dumas, Chairman of the Board and Chief Executive Officer, made a short-term loan to the Company for $135,000 to cover operating cash flow requirements. This note bears interest at 6%.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     On recommendation of the Audit Committee of the Company, the Board has appointed Weinstein Spira & Company, P.C. as independent auditors of the Company and the Bank for the year ending December 31, 2003. The appointment of Weinstein Spira & Company, P.C. continues a relationship that began in 1998. Representatives of Weinstein Spira & Company, P.C. are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

     AUDIT FEES. The aggregate fees billed by Weinstein Spira & Company, P.C. for professional services rendered for the audit of the annual financial statements of the Company for the most recent fiscal year and the review of the financial statements of the Company included in the Forms 10-QSB for that year was $89,176.

     FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION. Weinstein Spira & Company P.C. did not charge the Company any fees for financial information system design and implementation fees.

     ALL OTHER FEES. The aggregate fees billed for services rendered by Weinstein Spira & Company, P.C., other than for audit services (and financial information system design and implementation fees), for the most recent fiscal year of the Company was $38,109. The Audit Committee has considered whether the provision of such non-audit services is compatible with Weinstein Spira & Company, P.C. maintaining its independence and determined that these services do not compromise their independence.

              ITEM 2: ADOPTION OF THE 2003 LONG-TERM INCENTIVE PLAN

DESCRIPTION OF THE PLAN

     On April 3, 2003, the Board of Directors of the Company adopted the Flotek Industries, Inc. 2003 Long-Term Incentive Plan (the "2003 Plan"), subject to approval by the Company's stockholders. The summary description that follows is qualified by reference to the 2003 Plan, a copy of which is attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in the 2003 Plan. In the event that stockholder approval is not received, the 2003 Plan will be terminated.

     The purpose of the 2003 Plan is to provide employees, directors, consultants and other individuals rendering services to or on behalf of the Company and/or one or more of its subsidiaries an opportunity to acquire an equity interest in the Company. The Company intends to use the Plan to link the long-term interests of stockholders of the Company and participants in the 2003 Plan, attract and retain participants' services, motivate participants to
increase  the   Company's   value  and  create   flexibility   in   compensating
participants.

     The 2003 Plan is administered by a committee (the "Plan Committee") appointed by the Board of Directors and is currently administered by the Compensation Committee of the Board of Directors.

     The 2003 Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (individually an "Award" or collectively, "Awards"). All employees, directors and consultants of the Company or its subsidiaries will be eligible to receive Awards under the 2003 Plan (currently approximately 100 individuals). The Plan Committee has the discretion to select the individuals to whom the Awards will be granted, to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 2003 Plan. The Plan Committee's decisions will be binding.

     The total number of shares of Common Stock that may be subject to Awards under the 2003 Plan is 700,000 shares (subject to adjustment as provided in the 2003 Plan). No more than 140,000 shares authorized under the 2003 Plan may be issued as restricted stock. Any shares of Common Stock subject to an Award which expires, is canceled, is forfeited or terminated for any reason other than being settled in shares of Common Stock shall again be available for issuance under the Plan.

     The Company has not granted any Awards under the 2003 Plan to date. The Company intends to grant Awards in the future to the named executive officers and other selected participants, but no determination is contemplated or has been made regarding the number or terms of such Awards.

     The Compensation Committee intends to grant Awards under the 2003 Plan which will strongly link the interests of stockholders and Award recipients. Accordingly, the Compensation Committee intends to grant awards to eligible individuals who have demonstrated successful performance in their respective positions with the Company.

     Set forth below is a brief description of the types of Awards that may be granted under the 2003 Plan.

     STOCK OPTIONS. Options (each an "Option") to purchase shares of Common Stock, which may be incentive or nonqualified stock options, may be granted under the 2003 Plan at an exercise price (the "Option Price") determined by the Plan Committee in its discretion, provided that the Option Price may be no less than the trading price of the Common Stock on the date of grant. Each Option represents the right to purchase one share of Common Stock at the specified Option Price.

     Options will expire no later than 10 years after the date on which they are granted and will become exercisable at such times and in such installments as determined by the Plan Committee. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, or by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price.

     Options may become vested and exercisable based upon satisfaction of criteria established by the Plan Committee. Such criteria may be time-based vesting based on continuous employment or rendering services to the Company over a specified period of time from the date of grant.

     STOCK APPRECIATION RIGHTS. An Award of a stock appreciation right ("SAR") may be granted under the 2003 Plan with respect to shares of Common Stock. Generally, one SAR is granted with respect to one share of Common Stock. The SAR entitles the participant, upon the exercise of the SAR, to receive an amount equal to the appreciation in the underlying share of Common Stock. The appreciation is equal to the difference between (i) the "base value" of the SAR (which is the trading price of the Common Stock on the date the SAR is granted), and (ii) the closing trading price of the Common Stock on the date preceding the date the SAR is exercised. Upon the exercise of a vested SAR, the exercising participant will be entitled to receive the appreciation in the value of one share of Common Stock as so determined, payable at the discretion of the Plan Committee in cash or in shares of Common Stock.

     SARs will expire no later than 10 years after the date on which they are granted. SARs become exercisable at such times and in such installments as determined by the Plan Committee.

     TANDEM OPTION/SARs. An Option and an SAR may be granted "in tandem" with each other (a "Tandem Option/SAR"). An Option and an SAR are considered to be in tandem with each other because the exercise of the Option aspect of the tandem unit automatically cancels the right to exercise the SAR aspect of the tandem unit, and vice versa. The Option may be an incentive stock option or a nonqualified stock option, and the Option may be coupled with one SAR, more than one SAR or a fractional SAR in any proportionate relationship selected by the Plan Committee.

     RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock that is subject to such restrictions, if any, as the Plan Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Plan Committee. Restricted Stock Awards may be granted under the 2003 Plan as consideration for services and/or payments of cash by the participant, as determined by the Compensation Committee. Restrictions, if any, on Restricted Stock may lapse in installments based on factors selected by the Plan Committee. Prior to the expiration of the restricted period, except as provided by the Plan Committee, a grantee who has received a Restricted Stock Award generally has the rights of a stockholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to a Restricted Stock Award may be treated as additional shares under such Award and may be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

     PERFORMANCE SHARES AND PERFORMANCE UNITS. A performance share Award (a "Performance Share") and/or a performance unit Award (a "Performance Unit") may be granted under the 2003 Plan. Each Performance Unit will have an initial value that is established by the Plan Committee at the time of grant. Each Performance Share will have an initial value equal to the trading price of one share of Common Stock on the date of grant. Such Awards may be earned based upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Plan Committee deems appropriate. Prior to the end of a performance period, the Plan Committee, in its discretion, may adjust the performance objectives to reflect an event that may materially affect the performance of the Company, including, but not limited to, market conditions or a significant acquisition or disposition of the assets or other property by the Company. The extent to which a grantee is entitled to payment in settlement of such an Award at the end of the performance period will be determined by the Plan Committee, in its sole discretion, based on whether the performance criteria have been met and payment will be made in cash or in shares of Common Stock in accordance with the terms of the applicable Award Agreements.

ADJUSTMENTS

     Under the 2003 Plan, if there is any change in the capitalization of the Company, a reorganization or a similar transaction, such proportionate adjustments as may be necessary (in the form determined by the Plan Committee) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the 2003 Plan, the number of shares of Common Stock covered by each outstanding Award and the price per share in respect thereof. Unless otherwise provided in an Award Agreement, an individual's rights under the 2003 Plan may not be assigned or transferred (except in the event of death).

     The award agreements will provide that in the event of a change-in-control of the Company, each Award will expire as of the effective date of such transaction, provided that to the extent possible the Company is to provide 30 days written notice of such transaction to the participants so as to enable them to exercise their vested awards prior to the change-in-control event.

TERMINATION

     The 2003 Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or the 2003 Plan is otherwise terminated pursuant to the terms of the 2003 Plan or under any Award Agreements. Notwithstanding the foregoing, no Awards may be granted under the 2003 Plan after the tenth anniversary of the effective date of the 2003 Plan. The Board of Directors may at any time terminate, modify or amend the 2003 Plan, provided however, that no such amendment, modification or termination may
(i) materially adversely affect an optionee's or grantee's rights under any Award previously granted under the 2003 Plan, except with the consent of such optionee or grantee, or (ii) increase the number of shares subject to the 2003 Plan, or change the designation of the class of persons eligible to receive Awards, unless approved by the stockholders of the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     An employee to whom an Option which is an incentive stock option ("ISO") that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the Option Price constitutes an item of adjustment that may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO (the "ISO Holding Period"), the employee will generally recognize either a long-term or mid-term capital gain or loss equal to the difference, if any, between the sale prices and the aggregate Option Price and the Company will not be entitled to a federal income tax deduction with respect to the exercise of the ISO or the sale of such shares. The shares must be held for more than 12 months to qualify for long-term capital gains. If the employee does not hold such shares for the required ISO Holding Period, when the employee sells such shares the employee will recognize ordinary compensation income and possibly short-term capital gain or loss in such amounts as are prescribed by the Internal Revenue Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction.

     A participant to whom a nonqualified stock option ("NSO") or SAR is granted will not recognize income at the time of grant of such Option or SAR. When the participant exercises such NSO or SAR, the participant will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of exercise of such Option or SAR, of the shares of Common Stock the participant receives. The tax basis of such shares to such participant will be equal to the exercise price paid plus the amount includible in the participant's gross income, and the participant's holding period for such shares will commence on the date of exercise. Subject to the applicable provisions of the Internal Revenue Code and regulation thereunder, the Company will generally be entitled to a federal income tax deduction in respect of an NSO or SAR in an amount equal to the ordinary compensation income recognized by the employee upon the exercise of the NSO or SAR.

     No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of performance shares or earned performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received less any amount paid for such award at the time of payment or transfer pursuant to the fulfillment of the specified conditions or the achievement of the performance goals.

     The recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares of Common Stock on the first date that such shares either are transferable by the recipient or cease to be subject to forfeiture, and the capital gain or loss holding period for such shares will also commence on that date.

REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the 2003 Annual Meeting of Stockholders is required to approve the Flotek Industries, Inc. 2003 Long-Term Incentive Plan. If not approved, the 2003 Plan will not become effective.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE COMPANY'S 2003 LONG-TERM INCENTIVE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                                  ANNUAL REPORT

     A Summary Annual Report to Stockholders and an Annual Report on Form 10-KSB covering the fiscal year of the Company ended December 31, 2002 are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by February 1, 2003. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

Date:  April 23, 2003

                                    By order of the Board of Directors


                                    /s/ Rosalie Melia
                                    Rosalie Melia, Secretary